EXHIBIT No. 99.1

Excerpt from the Minutes of the Special Board Meeting of the Directors of Kings Road Entertainment Inc. on December 20th 2006

On motion duly made, a majority of the Board of Directors voted and

RESOLVED: That Brad Hoffman is hereby appointed as a non-executive director of the Company pursuant to Article III, Section 8 of the Company’s Bylaws to serve until the next annual meeting of shareholders or until their successors have been elected.

RESOLVED: That the Company to enter into an Indemnification Agreement with Mr. Hoffman in the same form and content as exists in regard to those in place with the current Directors;

RESOLVED FURTHER: That Geraldine Blecker, the Chief Executive Officer of the Company is authorized on behalf of the Company to execute the Indemnification Agreements of Mr. Hoffman and to deliver said agreement.

Dated 02/02/07